Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Deputy Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS THIRD QUARTER SALES AND EARNINGS,
UPDATES FOURTH QUARTER GUIDANCE

Pleasanton, California, November 21, 2013 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended November 2, 2013 of $.80, up from $.72 for the 13 weeks ended October 27, 2012. These results reflect an 11% increase on top of a 14% gain in the third quarter of 2012. Net earnings for the third quarter ended November 2, 2013 were $171.6 million, up from $159.5 million for the third quarter ended October 27, 2012. Fiscal 2013 third quarter sales increased 6% to $2.398 billion, with comparable store sales up 2% on top of a 6% gain in the prior year.

For the nine months ended November 2, 2013, earnings per share were $2.86, up from $2.46 for the nine months ended October 27, 2012. These results represent 16% growth versus 22% for the first nine months of 2012. Net earnings for the 2013 year-to-date period grew to $619.4 million, up from $550.2 million in the prior year. Sales for the first nine months of 2013 increased 8% to $7.489 billion, with comparable store sales up 3% on top of a 7% gain for the first nine months of 2012.

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “Third quarter sales were in line with our guidance, while earnings were better-than-expected mainly due to above-plan merchandise gross margin. Operating margin of 11.3% was relatively flat to last year. As a percent of sales, an improvement in cost of goods sold was offset by an increase in selling, general and administrative expenses.”

Mr. Balmuth also noted, “We continued to enhance stockholder returns through our share repurchase and dividend programs in the third quarter. During the first nine months of fiscal 2013, we repurchased 6.4 million shares of common stock for an aggregate price of $421 million. We expect to buy an additional $129 million during the fourth quarter, which puts us on track to complete about $550 million of the two-year $1.1 billion stock repurchase authorization announced at the beginning of this year.”

Fourth Quarter 2013 Guidance

Looking ahead, Mr. Balmuth said, “As we enter the fourth quarter, our merchants have acquired a wide array of exciting and sharply-priced name brand fashions and gifts to appeal to today’s value-focused shoppers. That said, we are up against our own challenging multi-year comparisons and an upcoming holiday season that we believe will be the most intensely competitive and promotional selling period in recent years. As a result, while we hope to do better, we believe it is prudent to adopt a more cautious outlook for the fourth quarter.”

For the 13 weeks ending February 1, 2014, the Company is now projecting comparable store sales to be up 1% to 2% on top of a 5% increase in last year’s fourth quarter. Earnings per share are forecast to be $.97 to $1.01, compared to $1.07 for the 14 weeks ended February 2, 2013. For the 52 weeks ending February 1, 2014, earnings per share are now projected to be $3.83 to $3.87, up from $3.53 for the 53 weeks ended February 2, 2013. The 53rd week in 2012 added approximately $.10 to last year’s fourth quarter and fiscal year earnings per share.

The Company will provide additional details concerning its third quarter results, fourth quarter and fiscal 2013 guidance, and business outlook on a conference call to be held on Thursday, November 21, 2013 at 4:15 p.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website, located at www.rossstores.com. A recorded version of the call will be available at the website address and via a telephone recording until 8:00 p.m. Eastern time on November 29, 2013 at 404-537-3406, PIN #97738170.

Forward-Looking Statements: This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management's current expectations. The words "plan," "expect," "target," "anticipate," "estimate," "believe," "forecast," "projected," "guidance," "looking ahead" and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® ("Ross") and dd's DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related retailing merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geo-economic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, core merchandising and other information systems; improving our merchandising and transaction processing capabilities through the implementation of new processes and systems enhancements; managing our planned data center and headquarters moves without disruption or unanticipated costs; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2012 and Form 10-Qs and 8-Ks for fiscal 2013. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2012 revenues of $9.7 billion. The Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,154 locations in 33 states, the District of Columbia and Guam as of November 2, 2013. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 131 dd's DISCOUNTS® in ten states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Sales	$2,398,122	$2,262,723	$7,489,313	$6,960,419

Costs and Expenses
Costs of goods sold	1,746,235	1,648,997	5,368,823	5,017,767
Selling, general and administrative	381,860	357,983	1,125,021	1,047,883
Interest (income) expense, net	(152)	1,643	(118)	5,961
Total costs and expenses	2,127,943	2,008,623	6,493,726	6,071,611

Earnings before taxes	270,179	254,100	995,587	888,808
Provision for taxes on earnings	98,561	94,576	376,236	338,647
Net earnings	$171,618	$159,524	$619,351	$550,161

Earnings per share
Basic	$0.81	$0.73	$2.90	$2.50
Diluted	$0.80	$0.72	$2.86	$2.46

Weighted average shares outstanding (000)
Basic	211,986	218,583	213,743	219,917
Diluted	214,803	222,185	216,662	223,596

Dividends
Cash dividends declared per share	$0.17	$0.14	$0.34	$0.28

Stores open at end of period	1,285	1,205	1,285	1,205

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	November 2, 2013	October 27, 2012
Assets

Current Assets
Cash and cash equivalents	$372,270	$623,822
Short-term investments	12,016	1,533
Accounts receivable	72,819	68,493
Merchandise inventory	1,430,467	1,342,904
Prepaid expenses and other	145,646	102,609
Deferred income taxes	16,871	11,509
Total current assets	2,050,089	2,150,870

Property and equipment, net	1,740,879	1,352,166
Long-term investments	4,212	4,397
Other long-term assets	151,543	140,504
Total assets	$3,946,723	$3,647,937

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$908,797	$886,629
Accrued expenses and other	349,894	352,484
Accrued payroll and benefits	238,006	227,475
Total current liabilities	1,496,697	1,466,588

Long-term debt	150,000	150,000
Other long-term liabilities	279,654	223,477
Deferred income taxes	79,245	110,137

Commitments and contingencies

Stockholders’ Equity	1,941,127	1,697,735
Total liabilities and stockholders’ equity	$3,946,723	$3,647,937

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	November 2, 2013	October 27, 2012
Cash Flows From Operating Activities
Net earnings	$619,351	$550,161
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	149,411	133,824
Stock-based compensation	35,672	37,380
Deferred income taxes	(1,520)	(4,294)
Tax benefit from equity issuance	27,678	27,714
Excess tax benefit from stock-based compensation	(26,998)	(26,997)
Change in assets and liabilities:
Merchandise inventory	(221,230)	(212,834)
Other current assets	(63,749)	(32,340)
Accounts payable	138,821	156,763
Other current liabilities	(876)	6,628
Other long-term, net	24,661	10,265
Net cash provided by operating activities	681,221	646,270

Cash Flows From Investing Activities
Additions to property and equipment	(423,211)	(255,332)
Increase in restricted cash and investments	(2,832)	(2,012)
Purchases of investments	(12,012)	(424)
Proceeds from investments	1,150	809
Net cash used in investing activities	(436,905)	(256,959)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	26,998	26,997
Issuance of common stock related to stock plans	16,069	15,317
Treasury stock purchased	(29,114)	(28,727)
Repurchase of common stock	(421,345)	(334,357)
Dividends paid	(111,415)	(94,554)
Net cash used in financing activities	(518,807)	(415,324)

Net decrease in cash and cash equivalents	(274,491)	(26,013)

Cash and cash equivalents:
Beginning of period	646,761	649,835
End of period	$372,270	$623,822

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$424,260	$344,686

Non-Cash Investing Activities
(Decrease) increase in fair value of investment securities	$(231)	14